Exhibit 99.1

Willis Group Reports Third Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--October 26, 2009--Willis Group Holdings Limited (NYSE:WSH), the global insurance broker, today reported results for the quarter and nine months ended September 30, 2009.

Highlights of quarter ended September 30, 2009 include:

  Reported earnings per diluted share from continuing operations of $0.46; adjusted earnings per diluted share from continuing operations of $0.53
  28 percent reported growth in commissions and fees compared with third quarter of 2008
  2 percent organic growth in commissions and fees: Global and International segments with 4 percent and 3 percent growth, respectively; North America decline of 3 percent improved from second quarter of 2009
  North America segment operating margin expansion of 1,140 basis points over a year ago
  Outlook raised to Stable by both Moody’s and Standard & Poor’s
  Issued $300 million of senior unsecured notes due 2019 at 7.0 percent; repurchased $160 million of 5.125 percent senior notes due July 2010

Highlights of the nine months ended September 30, 2009 include:

  Reported earnings per diluted share from continuing operations of $2.13; adjusted earnings per diluted share from continuing operations of $2.21
  2 percent organic growth in commissions and fees over the comparable prior year; Global and International segments each with 5 percent growth
  Reported operating margin of 21.4 percent; adjusted operating margin of 22.1 percent
  North America segment operating margin expansion of 970 basis points over prior year

“Willis continues to maintain its growth momentum in spite of the difficult global economy and soft market conditions – and that’s a tribute to the strength of our diverse global business,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “We continue to get strong contributions from each segment, despite the marketplace challenges we face, which are especially pronounced in the US, UK and Ireland. We continue to run the company with discipline and foresight, implementing strict cost controls, right sizing for the current environment, and investing in areas that will drive current and future growth.”

Third Quarter 2009 Financial Results

Reported net income from continuing operations for the quarter ended September 30, 2009 was $78 million, or $0.46 per diluted share, compared with $36 million, or $0.25 per diluted share, in the same period a year ago. Reported net income for the third quarters of 2009 and 2008 was affected by certain items, including the acquisition of Hilb Rogal & Hobbs Company (HRH).

Excluding certain items, which are reviewed in detail in this release, adjusted earnings per diluted share from continuing operations were $0.53 in the third quarter of 2009 compared with $0.32 in the third quarter of 2008. Foreign currency movements had a negative $0.05 impact on earnings per diluted share in the third quarter of 2009.

Total reported revenues for the quarter ended September 30, 2009 were $725 million compared with $579 million for the same period last year, an increase of 25 percent. This increase was primarily due to the HRH acquisition. Foreign currency movements decreased reported revenues by 2 percent compared with a year ago.

Organic growth in commissions and fees was 2 percent in the third quarter of 2009 compared with the third quarter of 2008. This growth reflected net new business won of 5 percent, offset by a negative 3 percent impact from declining premium rates and other market factors. Continued strong client retention levels and momentum from Shaping our Future growth initiatives, such as Global Placement and Client Profitability, also contributed to organic growth in commissions and fees.

The International business segment contributed 3 percent organic growth in commissions and fees in the third quarter of 2009 compared with the same period in 2008. This growth came from strong new business and continued traction from Shaping our Future growth initiatives, which more than offset the soft rate environment and weakness in the UK and Ireland retail market. Outside of the UK and Ireland, the International business segment had high single-digit growth. There was strong growth across many regions, including Europe and Latin America.

The North America segment reported an improvement from the second quarter of 2009 with a 3 percent decline in organic commissions and fees compared with the third quarter of 2008, reflecting soft insurance market conditions as well as continued weakness in the US economy. North America remains focused on the integration of HRH and ongoing expense management. As a result, its operating margin expanded 1,140 basis points to 21.5 percent in the third quarter of 2009 compared to the prior year.

The Global segment, which comprises the Global Specialties, Faber & Dumas and Reinsurance divisions, recorded 4 percent organic growth in commissions and fees in the third quarter of 2009 compared with the third quarter of 2008. Each division within the Global segment recorded positive growth, led by continued high single-digit growth in reinsurance, together with strong performance in the aerospace, marine and financial and executive risks specialties.

Reported operating margin was 11.3 percent for the quarter ended September 30, 2009 compared with 11.4 percent for the same period last year. Excluding certain items, which are reviewed in detail in this release, adjusted operating margin was 13.1 percent for the quarter ended September 30, 2009 compared with 12.1 percent a year ago. Foreign currency had an unfavorable 150-basis-point impact on adjusted operating margin in the quarter.

Nine Months 2009 Financial Results

Reported net income from continuing operations for the nine months ended September 30, 2009 was $357 million, or $2.13 per diluted share, compared with $241 million, or $1.70 per diluted share, in the same period a year ago. Reported net income for the first nine months of 2009 and 2008 was affected by certain items, including the acquisition of HRH and 2008 expense review charges for severance and other costs.

Excluding certain items, which are reviewed in detail in this release, adjusted earnings per diluted share from continuing operations were $2.21 for the nine months ended September 30, 2009 compared with $2.24 in the comparable period of 2008, a decrease of 1 percent. Foreign currency movements reduced earnings per diluted share by $0.14 for the nine months ended September 30, 2009.

Total reported revenues for the nine months ended September 30, 2009 were $2,439 million compared with $2,035 million for the same period last year, an increase of 20 percent. The increase was primarily due to the HRH acquisition, while the effect of foreign currency translation decreased reported revenues by 6 percent.

Organic growth in commissions and fees was 2 percent in the first nine months of 2009 compared with the comparable period of 2008. This growth reflected net new business won of 5 percent, offset by a negative 3 percent impact from declining premium rates and other market factors.

Reported operating margin was 21.4 percent for the nine months ended September 30, 2009 compared with 18.1 percent for the same period last year. Excluding certain items, which are reviewed in detail in this release, adjusted operating margin was 22.1 percent for the first nine months of 2009 compared with 22.9 percent a year ago.

Tax

The reported income tax credit for the quarter ended September 30, 2009 was $29 million compared to $2 million income tax expense for the comparable period a year ago.

The third quarter 2009 tax credit included a provision of $27 million which had been recorded related to tax that would potentially be payable should the unremitted earnings of our foreign subsidiaries be repatriated. Following a change in UK tax law effective in the third quarter of 2009, these earnings could now be repatriated without additional tax cost and, consequently, the provision has been released. In addition, as in prior years, an $11 million credit has been recognized in the third quarter of 2009, compared with a $5 million credit in the year ago quarter, further to the closure of the statute of limitations on assessments relating to previously unrecognized tax benefits.

The effective underlying tax rate for the quarter and nine months ended September 30, 2009 was approximately 26 percent, the same as the 2008 full-year rate.

Discontinued Operations

Income from discontinued operations, net of tax, was $1 million, or $0.01 per diluted share, in the third quarter of 2009 and $2 million, or $0.01 per diluted share, for the nine months ended September 30, 2009, relating to disposals of Bliss & Glennon and Managing Agency Group, the Company’s US-based wholesale insurance operations. No net gain or loss was recognized relating to either transaction.

Capital

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, or an annual rate of $1.04 per share. The dividend is payable on January 15, 2010 to shareholders of record on December 30, 2009.

As of September 30, 2009, cash and cash equivalents totaled $203 million and total debt was $2.6 billion. The Company issued $300 million of senior notes due 2019 at 7.0 percent, and repurchased $160 million of its 5.125 percent Senior Notes due July 2010 at a premium of $27.50 per $1,000 face value.

Total stockholders’ equity as at September 30, 2009 was $2.2 billion.

Gras Savoye

In June 2009, the Company announced that it was in discussions regarding the potential sale of a portion of its interest in Gras Savoye. Since that time, the Company and other Gras Savoye shareholders have entered into an exclusive arrangement with Astorg Partners, a private equity fund, but as of the date hereof, we have not entered into any definitive sale agreement. Pending the finalization of the financing terms, we anticipate executing definitive agreements in the next few months. We would expect: (i) elimination of the put presently exercisable by the Gras Savoye shareholders; (ii) receipt of cash proceeds between $100-$150 million, and (iii) retention of a 33 percent interest following the sale as well as the ability to acquire a majority interest in Gras Savoye in 2015. As a result of the significant uncertainties underlying these forward-looking statements, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Conclusion

“I am proud of what we’ve been able to accomplish this quarter and over the first nine months of 2009. This is a strong, diverse business that is able to perform well even under the worst global economic conditions,” Plumeri said. “As always, we are rigorous about our expenses and keeping our company at the right size for the current environment. Importantly, we remain ahead of plan on achieving HRH integration synergies, and we continue to invest in Shaping our Future. Accelerating growth remains our number one priority.”

Conference Call and Web Cast

A conference call to discuss the third quarter 2009 results will be held on Tuesday, October 27, 2009, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, through November 27, 2009 at 11:59 PM Eastern Time, by calling (877) 611-5293 (domestic) or +1 (203) 369-4862 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in approximately 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our redomestication from Bermuda to Ireland, the potential benefits of the HRH acquisition, discussions concerning the sale of a portion of our interest in Gras Savoye, our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market and regulatory conditions on our global business operations;
  the impact of current financial market conditions and the current credit crisis on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the HRH acquisition and how the integration of HRH may affect the timing of such cost savings, synergies and benefits;
  our ability to continue to manage our significant indebtedness;
  our ability to implement and realize anticipated benefits of the Shaping our Future initiative and any other new initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to compete effectively in our industry;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  the timing of any exercise of put and call arrangements with associated companies;
  changes in the tax or accounting treatment of our operations, such as the recent proposals made by the Obama administration regarding international tax reform;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2008, and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or on request from the Company as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three and nine months ended September 30, 2009 and balance sheet as at that date.

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues
Commissions and fees	$714	$556	$2,401	$1,969
Investment income	10	22	35	64
Other income	1	1	3	2
Total Revenues	725	579	2,439	2,035
Expenses
Salaries and benefits	449	359	1,372	1,198
Other operating expenses	151	131	428	421
Depreciation expense	15	14	43	41
Amortization of intangible assets	29	6	76	12
Net gain on disposal of London headquarters	-	-	-	(8)
Net (gain)/loss on disposal of operations	(1)	3	(1)	3
Total Expenses	643	513	1,918	1,667
Operating Income	82	66	521	368
Interest expense	47	32	128	69
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	35	34	393	299
Income taxes (credit)/charge	(29)	2	64	74
Income from Continuing Operations before Interest in Earnings of Associates	64	32	329	225
Interest in earnings of associates, net of tax	16	6	42	29
Income from Continuing Operations	80	38	371	254
Discontinued Operations, net of tax	1	-	2	-
Net Income	$81	$38	$373	$254
Net income attributable to noncontrolling interests	(2)	(2)	(14)	(13)
Net income attributable to Willis Group Holdings Limited	$79	$36	$359	$241

Amounts attributable to Willis Group Holdings Limited common shareholders
Income from Continuing Operations, net of tax	$78	$36	$357	$241
Income from Discontinued Operations, net of tax	1	-	2	-
Net Income	$79	$36	$359	$241

WILLIS GROUP HOLDINGS LIMITED CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.46	$0.25	$2.13	$1.70
Discontinued Operations	0.01	-	0.01	-
Net Income attributable to Willis Group Holdings Limited common shareholders Limited common shareholders	$0.47	$0.25	$2.14	$1.70
Diluted Earnings per Share:
Continuing Operations	$0.46	$0.25	$2.13	$1.70
Discontinued Operations	0.01	-	0.01	-
Net Income attributable to Willis Group Holdings Limited common shareholders	$0.47	$0.25	$2.14	$1.70

Average Number of Shares Outstanding
- Basic	168	142	168	142
- Diluted	169	142	168	142
Shares outstanding at September 30	168	142	168	142

WILLIS GROUP HOLDINGS LIMITED SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash & cash equivalents	$203	$176
Fiduciary funds—restricted	1,815	1,854
Short-term investments	-	20
Accounts receivable, net	8,980	9,131
Fixed assets, net	353	312
Goodwill and intangibles, net	3,886	3,957
Investments in associates	308	273
Deferred tax assets	8	76
Pension benefits asset	148	111
Other assets	674	492
Total Assets	$16,375	$16,402
Liabilities and Stockholders’ Equity
Accounts payable	$10,152	$10,314
Deferred revenue and accrued expenses	305	471
Deferred tax liabilities	1	21
Income taxes payable	25	18
Short-term debt	141	785
Long-term debt	2,465	1,865
Liability for pension benefits	222	237
Other liabilities	863	796
Total Liabilities	$14,174	$14,507

Equity attributable to Willis Group Holdings Limited	2,155	1,845
Noncontrolling interests	46	50
Total Stockholders’ Equity	2,201	1,895
Total Liabilities and Stockholders’ Equity	$16,375	$16,402

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes the impact of foreign currency translation and acquisitions and disposals from reported commissions and fees. We use organic commissions and fees growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

Adjusted operating income and adjusted net income

Our results have been impacted by the accelerated amortization of intangible assets, a premium on the early redemption of 2010 bonds, charges related to the 2008 expense review and costs associated with the acquisition of HRH, together with net gains/losses on disposal of operations. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2.	Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following tables reconcile this change to organic growth in commissions and fees by business unit for the three and nine months ended September 30, 2009:

	Three months ended September 30,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth(a)
Global	$175	$159	10%	0%	6%	4%
North America	320	175	83%	0%	86%	(3)%
International	219	222	(1)%	(5)%	1%	3%
Commissions and fees	$714	$556	28%	(3)%	29%	2%
	Nine months ended September 30,			Change attributable to
	2009	2008	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth(a)
Global	$657	$627	5%	(5)%	5%	5%
North America	1,023	559	83%	0%	88%	(5)%
International	721	783	(8)%	(14)%	1%	5%
Commissions and fees	$2,401	$1,969	22%	(7)%	27%	2%
_______________
(a) From fourth quarter 2008, we have changed our methodology for the calculation of organic growth in commissions and fees. Previously, organic growth included growth from acquisitions from the date of acquisition. Under the new method, the first twelve months of commissions and fees generated from acquisitions are excluded from organic growth in commissions and fees.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

3.	2008 Expense Review

In 2008, we conducted a thorough review of all businesses to identify additional opportunities to rationalize the expense base. Consequently, we incurred a pre-tax charge of $nil in the third quarter of 2008 and $95 million ($68 million or $0.47 per diluted share after tax) in the first nine months of 2008 for severance and other costs as analyzed in the following table:

	Three months ended September 30, 2008 Pre-tax	Nine months ended September 30, 2008 Pre-tax
Salaries and benefits – severance (a)	$-	$24
Salaries and benefits – other (b)	-	42
Other operating expenses (primarily relating to property and systems rationalization)	-	29
	$-	$95
a)	Severance costs relate to approximately 350 positions through the nine months ended September 30, 2008, which were eliminated in 2008. None of these costs were incurred in third quarter 2008.
b)	Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

4.	Adjusted Operating Income

Adjusted operating income is defined as operating income excluding the accelerated amortization of intangible assets, integration costs associated with the acquisition of HRH, charges related to the 2008 expense review and net gains/losses on disposals. Operating income is the most directly comparable GAAP measure, and the following table reconciles adjusted operating income to operating income for the three and nine months ended September 30, 2009 and 2008:
	Three months ended September 30,
	2009	2008	% Change
Operating Income, GAAP basis	$82	$66	24%
Excluding:
HRH integration costs	7	1
Net (gain)/loss on disposal of operations	(1)	3
Accelerated amortization of intangible assets (a)	7	-

Adjusted Operating Income	$95	$70	36%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	11.3%	11.4%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	13.1%	12.1%

	Nine months ended September 30,
	2009	2008	% Change
Operating Income, GAAP basis	$521	$368	42%
Excluding:
HRH integration costs	11	1
Net (gain)/loss on disposal of operations	(1)	3
Salaries and benefits – severance costs (b)	-	24
Salaries and benefits – other (c)	-	42
Accelerated amortization of intangible assets (a)	7	-
Other operating expenses (primarily relating to property and systems rationalization)	-	29

Adjusted Operating Income	$538	$467	15%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	21.4%	18.1%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	22.1%	22.9%
a)	The $7 million charge for the accelerated amortization of intangibles relates to the HRH brand name. Following the successful integration of HRH into our North America operations, we announced on October 1, 2009 that our North America retail operations would change their operating name from Willis HRH to Willis North America. Consequently, the intangible asset recognized on the acquisition of HRH relating to the HRH brand has been fully amortized.
b)	Severance costs excluded from adjusted operating income in 2008 relate to approximately 350 positions through the nine months ended September 30, 2008 that were eliminated as part of the 2008 expense review. None of these costs were incurred in third quarter 2008. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $2 million in the third quarter 2009 ($1 million in third quarter 2008). These costs amounted to $20 million and $2 million for the nine months ended September 30, 2009 and 2008, respectively.
c)	Other 2008 expense review salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

5.	Adjusted Net Income

Adjusted net income is defined as net income from continuing operations excluding financing and integration costs associated with the acquisition of HRH, accelerated amortization of intangible assets, premium on redemption of 2010 bonds, charges related to the 2008 expense review and net gains/losses on disposals. Net income from continuing operations is the most directly comparable GAAP measure, and the following table reconciles adjusted net income from continuing operations to net income from continuing operations for the three and nine months ended September 30, 2009 and 2008:
	Three months ended September 30,			Per diluted share Three months ended September 30,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing Operations, GAAP basis	$78	$36	117%	$0.46	$0.25	84%
Excluding:
HRH financing and integration costs, net of tax ($2),($3)	5	7		0.04	0.05
Net (gain)/loss on disposal of operations, net of tax ($nil),($1)	(1)	2		(0.01)	0.02
Accelerated amortization of intangible assets, net of tax ($3), ($nil) (a)	4	-		0.02	-
Premium on early redemption of 2010 bonds, net of tax ($1), ($nil) (b)	4	-		0.02	-
Adjusted Net Income from Continuing Operations	$90	$45	100%	$0.53	$0.32	66%
Diluted shares outstanding, GAAP basis	169	142

a)	The $7 million pre-tax charge for the accelerated amortization of intangibles relates to the HRH brand name. Following the successful integration of HRH into our North America operations, we announced on October 1, 2009 that our North America retail operations would change their operating name from Willis HRH to Willis North America. Consequently, the intangible asset recognized on the acquisition of HRH relating to the HRH brand has been fully amortized.
b)	On September 29, 2009 we repurchased $160 million of our 5.125% Senior Notes due July 2010 at a premium of $27.50 per $1,000 face value, resulting in a total pre-tax premium on redemption, including fees, of $5 million.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions) (unaudited)

5. Adjusted Net Income (continued)

	Nine months ended September 30,			Per diluted share Nine months ended September 30,
	2009	2008	% Change	2009	2008	% Change
Net Income from Continuing Operations, GAAP basis	$ 357	$ 241	48%	$2.13	$1.70	25%
Excluding:
HRH financing and integration costs, net of tax ($3),($3)	8	7		0.05	0.05
Net (gain)/loss on disposal of operations, net of tax ($nil),($1)	(1)	2		(0.01)	0.02
Salaries and benefits – severance, net of tax ($nil),($7) (c)	-	17		-	0.12
Salaries and benefits – other, net of tax ($nil),($12) (d)	-	30		-	0.21
Accelerated amortization of intangible assets, net of tax ($3),($nil) (a)	4	-		0.02	-
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($nil),($8)	-	21		-	0.14
Premium on early redemption of 2010 bonds, net of tax ($1),($nil) (b)	4	-		0.02	-
Adjusted Net Income from Continuing Operations	$ 372	$ 318	17%	$2.21	$2.24	(1)%
Diluted shares outstanding, GAAP basis	168	142
a)	The $7 million pre-tax charge for the accelerated amortization of intangibles relates to the HRH brand name. Following the successful integration of HRH into our North America operations, we announced on October 1, 2009 that our North America retail operations would change their operating name from Willis HRH to Willis North America. Consequently, the intangible asset recognized on the acquisition of HRH relating to the HRH brand has been fully amortized.
b)	On September 29, 2009 we repurchased $160 million of our 5.125% Senior Notes due July 2010 at a premium of $27.50 per $1,000 face value, resulting in a total pre-tax premium on redemption, including fees, of $5 million.
c)

Severance costs excluded from adjusted operating income in 2008 relate to approximately 350 positions through the nine months ended September 30, 2008 that were eliminated as part of the 2008 expense review. None of these costs were incurred in third quarter 2008. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $20 million in the nine months ended September 30, 2009 related to approximately 360 positions ($2 million in the nine months ended September 30, 2008).

d)	Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2008						2009
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Revenues
Commissions and fees	$772	$641	$556	$1,969	$782	$2,751	$915	$772	$714	$2,401
Investment income	22	20	22	64	17	81	13	12	10	35
Other income	1	—	1	2	—	2	2	—	1	3
Total Revenues	795	661	579	2,035	799	2,834	930	784	725	2,439
Expenses
Salaries and benefits	411	428	359	1,198	444	1,642	480	443	449	1,372
Other operating expenses	149	141	131	421	184	605	138	139	151	428
Depreciation expense	13	14	14	41	13	54	14	14	15	43
Amortization of intangible assets	3	3	6	12	24	36	24	23	29	76
Net (gain)/loss on disposal of London headquarters	(6)	(2)	—	(8)	1	(7)	—	—	—	—
Net loss/(gain) on disposal of operations	—	—	3	3	(3)	—	—	—	(1)	(1)
Total Expenses	570	584	513	1,667	663	2,330	656	619	643	1,918
Operating Income	225	77	66	368	136	504	274	165	82	521
Interest expense	16	21	32	69	36	105	38	43	47	128
	(209)	(56)	(34)		(100)	(399)	(236)	(122)	(35)	(393)
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	209	56	34	299	100	399	236	122	(35)	(393)
Income taxes charge/(credit)	60	12	2	74	23	97	62	31	(29)	64
	(149)	(44)	(32)		(77)	(302)	(174)	(91)
Income from Continuing Operations before Interest in Earnings of Associates	149	44	32	225	77	302	174	91	64	329
Interest in earnings of associates, net of tax	26	(3)	6	29	(7)	22	26	—	16	42
Income from Continuing Operations	175	41	38	254	70	324	200	91	80	371
Discontinued operations, net of tax	—	—	—	—	—	—	1	—	1	2
Net Income	175	41	38	254	70	324	201	91	81	373
Net income attributable to noncontrolling interests	(9)	(2)	(2)	(13)	(8)	(21)	(8)	(4)	(2)	(14)
Net income attributable to Willis Group Holdings Limited	$166	$39	$36	$241	$62	$303	$193	$87	$79	$359
Diluted Earnings per Share
- Continuing Operations	$1.16	$0.27	$0.25	$1.70	$0.37	$2.05	$1.15	$0.52	$0.46	$2.13
- Discontinued Operations	—	—	—	—	—	—	0.01	—	0.01	0.01
Net Income attributable to Willis Group Holdings Limited common shareholders	$1.16	$0.27	$0.25	$1.70	$0.37	$2.05	$1.16	$0.52	$0.47	$2.14
Average Number of Shares Outstanding
- Diluted	143	142	142	142	167	148	167	168	169	168

WILLIS GROUP HOLDINGS LIMITED SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

	2008						2009
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Commissions and Fees
Global	$277	$191	$159	$627	$157	$784	$275	$207	$175	$657
North America	191	193	175	559	353	912	371	332	320	1,023
International	304	257	222	783	272	1,055	269	233	219	721
Total Commissions and Fees	$772	$641	$556	$1,969	$782	$2,751	$915	$772	$714	$2,401

Total Revenues
Global	$285	$199	$167	$651	$163	$814	$278	$209	$176	$663
North America	196	197	179	572	357	929	377	336	325	1,038
International	314	265	233	812	279	1,091	275	239	224	738
Total Revenue	$795	$661	$579	$2,035	$799	$2,834	$930	$784	$725	$2,439

Operating Income (c)
Global	$132	$60	$29	$221	$19	$240	$127	$74	$33	$234
North America	27	31	18	76	67	143	94	75	70	239
International	104	57	38	199	107	306	96	55	30	181
Corporate and Other (a) (b)	(38)	(71)	(19)	(128)	(57)	(185)	(43)	(39)	(51)	(133)
Total Operating Income	$225	$77	$66	$368	$136	$504	$274	$165	$82	$521

Organic Commissions and Fees Growth
Global	2%	0%	(2)%	0%	9%	2%	5%	7%	4%	5%
North America	3%	(1)%	(2)%	0%	(4)%	(1)%	(5)%	(8)%	(3)%	(5)%
International	5%	10%	10%	8%	11%	9%	5%	5%	3%	5%
Total Organic Commissions and fees Growth	3%	3%	2%	3%	6%	4%	2%	1%	2%	2%

Operating Margin (c)
Global	46.3%	30.2%	17.4%	33.9%	11.7%	29.5%	45.7%	35.4%	18.8%	35.3%
North America	13.8%	15.7%	10.1%	13.3%	18.8%	15.4%	24.9%	22.3%	21.5%	23.0%
International	33.1%	21.5%	16.3%	24.5%	38.4%	28.0%	34.9%	23.0%	13.4%	24.5%
Total Operating Margin	28.3%	11.6%	11.4%	18.1%	17.0%	17.8%	29.5%	21.0%	11.3%	21.4%
(a)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities and foreign exchange on the UK pension plan asset, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, integration costs associated with the acquisition of HRH and 2008 expense review costs.
(b)	The Company does not hold business segment management accountable for managing foreign exchange exposure on the retranslation of the UK pension plan asset. Historically, a relatively stable exchange rate environment had led to foreign exchange on the UK pension plan asset having no material impact on segment operating income and margin. However, following significant exchange rate movements in 2008, the Company decided that, effective October 1, 2008, foreign exchange on the UK pension plan asset would be excluded from segment operating income and reported within Corporate and Other.
(c)	Prior periods restated to conform to current period presentation.

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
Media:
Will Thoretz, 212-915-8251
will.thoretz@willis.com